HEI Exhibit 11

Hawaiian Electric Industries, Inc.

COMPUTATION OF EARNINGS PER SHARE

OF COMMON STOCK

Years ended December 31, 2007, 2006, 2005, 2004 and 2003

(in thousands, except per share amounts)	2007	2006	2005	2004	2003
Net income (loss)
Continuing operations	$84,779	$108,001	$127,444	$107,739	$118,048
Discontinued operations	—	—	(755)	1,913	(3,870)

	$84,779	$108,001	$126,689	$109,652	$114,178

Weighted-average number of common shares outstanding	82,215	81,145	80,828	79,562	74,696

Adjusted weighted-average number of common shares outstanding	82,419	81,373	81,200	79,719	74,974

Basic earnings (loss) per common share
Continuing operations	$1.03	$1.33	$1.58	$1.36	$1.58
Discontinued operations	—	—	(0.01)	0.02	(0.05)

	$1.03	$1.33	$1.57	$1.38	$1.53

Diluted earnings (loss) per common share
Continuing operations	$1.03	$1.33	$1.57	$1.36	$1.57
Discontinued operations	—	—	(0.01)	0.02	(0.05)

	$1.03	$1.33	$1.56	$1.38	$1.52

On April 20, 2004, the HEI Board of Directors approved a 2-for-1 stock split in the form of a 100% stock dividend with a record date of May 10, 2004 and a distribution date of June 10, 2004. All share and per share information has been adjusted to reflect the stock split for all periods presented.